AGREEMENT AND PLAN OF MERGER

                          By and Between

                  HINSDALE FINANCIAL CORPORATION

                               And

                      LIBERTY BANCORP, INC.


                    Dated as of August 2, 1996

                        TABLE OF CONTENTS

ARTICLE ITHE MERGER AND RELATED MATTERS. . . . . . . . . . . . .2
     1.1  Merger, Surviving Corporation and Institution. . . . .2
     1.2  Effective Time of the Merger . . . . . . . . . . . . .3
     1.3  Conversion of Shares.. . . . . . . . . . . . . . . . .3
     1.4  Surviving Corporation in the Company Merger. . . . . .4
     1.5  Authorization for Issuance of Alliance Bancorp Common
          Stock; Exchange of Certificates. . . . . . . . . . . .5
     1.6  No Fractional Shares.. . . . . . . . . . . . . . . . .7
     1.7  Stockholders' Meetings.. . . . . . . . . . . . . . . .7
     1.8  LBI Stock Options. . . . . . . . . . . . . . . . . . .8
     1.9  Registration Statement; Prospectus/Joint Proxy Statement9
     1.10 Cooperation; Regulatory Approvals. . . . . . . . . . 10
     1.11 Closing. . . . . . . . . . . . . . . . . . . . . . . 11
     1.12 Closing of Transfer Books. . . . . . . . . . . . . . 11
     1.13 Fiscal Year of Alliance Bancorp. . . . . . . . . . . 11
     1.14 Bank Merger. . . . . . . . . . . . . . . . . . . . . 11

ARTICLE IIREPRESENTATIONS AND WARRANTIES . . . . . . . . . . . 12
     2.1  Organization, Good Standing, Authority, Insurance, Etc12
     2.2  Capitalization . . . . . . . . . . . . . . . . . . . 13
     2.3  Ownership of Subsidiaries. . . . . . . . . . . . . . 13
     2.4  Financial Statements and Reports . . . . . . . . . . 13
     2.5  Absence of Changes . . . . . . . . . . . . . . . . . 15
     2.6  Prospectus/Joint Proxy Statement . . . . . . . . . . 15
     2.7  No Broker's or Finder's Fees . . . . . . . . . . . . 15
     2.8  Litigation and Other Proceedings . . . . . . . . . . 15
     2.9  Compliance with Law. . . . . . . . . . . . . . . . . 16
     2.10 Corporate Actions. . . . . . . . . . . . . . . . . . 16
     2.11 Authority. . . . . . . . . . . . . . . . . . . . . . 17
     2.12 Employment Arrangements. . . . . . . . . . . . . . . 18
     2.13 Employee Benefits. . . . . . . . . . . . . . . . . . 18
     2.14 Information Furnished. . . . . . . . . . . . . . . . 19
     2.15 Property and Assets. . . . . . . . . . . . . . . . . 19
     2.16 Agreements and Instruments . . . . . . . . . . . . . 20
     2.17 Material Contract Defaults . . . . . . . . . . . . . 20
     2.18 Tax Matters. . . . . . . . . . . . . . . . . . . . . 20
     2.19 Environmental Matters. . . . . . . . . . . . . . . . 21
     2.20 Loan Portfolio; Portfolio Management . . . . . . . . 21
     2.21 Real Estate Loans and Investments. . . . . . . . . . 22
     2.22 Derivatives Contracts. . . . . . . . . . . . . . . . 22
     2.23 Exceptions to Representations and Warranties . . . . 22

ARTICLE IIICOVENANTS . . . . . . . . . . . . . . . . . . . . . 23
     3.1  Investigations; Access and Copies. . . . . . . . . . 23
     3.2  Conduct of Business. . . . . . . . . . . . . . . . . 24
     3.3  No Solicitation. . . . . . . . . . . . . . . . . . . 26
     3.4  Stockholder Approvals. . . . . . . . . . . . . . . . 27
     3.5  Accountants' Letters . . . . . . . . . . . . . . . . 27
     3.6  Publicity. . . . . . . . . . . . . . . . . . . . . . 27
     3.7  Cooperation Generally. . . . . . . . . . . . . . . . 27
     3.8  Additional Financial Statements and Reports. . . . . 28
     3.9  Stock Exchange Listing . . . . . . . . . . . . . . . 28
     3.10 Employee Benefits and Agreements . . . . . . . . . . 28
     3.11 Conforming Adjustments . . . . . . . . . . . . . . . 31
     3.12 Fairness Opinion . . . . . . . . . . . . . . . . . . 32

ARTICLE IVCONDITIONS OF THE MERGER;TERMINATION OF AGREEMENT. . 32
     4.1  General Conditions . . . . . . . . . . . . . . . . . 32
     4.2  Conditions to Obligations of HFC . . . . . . . . . . 34
     4.3  Conditions to Obligations of LBI . . . . . . . . . . 34
     4.4  Termination of Agreement and Abandonment of Merger . 35

ARTICLE VTERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES . . . 37
     5.1  Termination, Lack of Survival of Representations and
          Warranties . . . . . . . . . . . . . . . . . . . . . 37
     5.2  Payment of Expenses. . . . . . . . . . . . . . . . . 37

ARTICLE VICERTAIN POST-MERGER AGREEMENTS . . . . . . . . . . . 37
     6.1  Registration of Stock Underlying Stock Options . . . 37
     6.2  Reports to the SEC . . . . . . . . . . . . . . . . . 37
     6.3  Indemnification. . . . . . . . . . . . . . . . . . . 38
     6.4  Directors, Executive Officers and Committees of Surviving
          Corporation. . . . . . . . . . . . . . . . . . . . . 39
     6.5  Directors, Executive Officers and Committees of Liberty
          Federal Bank . . . . . . . . . . . . . . . . . . . . 40

ARTICLE VIIGENERAL . . . . . . . . . . . . . . . . . . . . . . 41
     7.1  Amendments . . . . . . . . . . . . . . . . . . . . . 41
     7.2  Confidentiality. . . . . . . . . . . . . . . . . . . 41
     7.3  Governing Law. . . . . . . . . . . . . . . . . . . . 41
     7.4  Notices. . . . . . . . . . . . . . . . . . . . . . . 41
     7.5  No Assignment. . . . . . . . . . . . . . . . . . . . 42
     7.6  Headings . . . . . . . . . . . . . . . . . . . . . . 43
     7.7  Counterparts . . . . . . . . . . . . . . . . . . . . 43
     7.8  Construction and Interpretation. . . . . . . . . . . 43
     7.9  Entire Agreement . . . . . . . . . . . . . . . . . . 43
     7.10 Severability . . . . . . . . . . . . . . . . . . . . 43
     7.11 No Third Party Beneficiaries . . . . . . . . . . . . 43
     7.12 No Employment Solicitation . . . . . . . . . . . . . 43

Schedules:
     Schedule I     Disclosure Schedule for HFC. . . . . . . .N/A
     Schedule II    Disclosure Schedule for LBI. . . . . . . .N/A

Exhibits:
     Exhibit A      HFC Stock Option Agreement . . . . . . . .N/A
     Exhibit B      LBI Stock Option Agreement . . . . . . . .N/A
     Exhibit C      Form of HFC Voting Agreement . . . . . . .N/A
     Exhibit D      Form of LBI Voting Agreement . . . . . . .N/A
     Exhibit 1.1         Bank Plan of Merger . . . . . . . . .N/A
     Exhibit 4.2         Form of Opinion of Counsel for LBI. .N/A
     Exhibit 4.3         Form of Opinion of Counsel for HFC. .N/A

                   AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of August 2, 1996, by and among Hinsdale Financial Corporation, a Delaware corporation ("HFC") and Liberty Bancorp, Inc., a Delaware corporation ("LBI"). Each of HFC and LBI is sometimes individually referred to herein as a "party," and HFC and LBI are sometimes collectively referred to herein as the "parties."

                             RECITALS

     WHEREAS, HFC, a non-diversified, unitary savings and loan holding company, with principal offices in Hinsdale, Illinois, owns all of the issued and outstanding capital stock of Hinsdale Federal Bank for Savings, a federally chartered savings bank ("Hinsdale Federal Bank"), with principal offices in Hinsdale, Illinois. As of the date hereof, HFC has 6.0 million authorized shares of common stock, par value $0.01 per share ("HFC Common Stock"), of which 2,690,155 shares are outstanding, and 1.5 million authorized shares of preferred stock, none of which is outstanding.

     WHEREAS, LBI, a non-diversified, unitary savings and loan holding company, with principal offices in Chicago, Illinois, owns all of the issued and outstanding capital stock of Liberty Federal Savings Bank, a federally chartered savings bank ("Liberty Federal"), with principal offices in Chicago, Illinois. As of the date hereof, LBI has 5.0 million authorized shares of common stock, par value $0.01 per share ("LBI Common Stock"), of which 2,477,022 shares are outstanding, and 1.0 million authorized shares of preferred stock, none of which is outstanding.

     WHEREAS, HFC and LBI desire to combine their respective holding companies through a tax-free, stock-for-stock merger so that the respective stockholders of HFC and LBI will have an equity ownership in the combined holding company.

     WHEREAS, neither the Board of Directors of HFC nor the Board of Directors of LBI seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals.

     WHEREAS, it is intended that to accomplish this result, LBI will be merged with and into HFC, with HFC as the surviving corporation, which effective upon consummation of the transactions contemplated hereby, will amend its certificate of incorporation to, among other things, operate under the name "Alliance Bancorp." The merger of LBI with and into HFC is referred to herein as the "Company Merger." The surviving corporation after the Company Merger is referred to herein as "Alliance Bancorp."

     WHEREAS, immediately following consummation of the Company Merger, Liberty Federal will be merged with and into Hinsdale Federal Bank, with Hinsdale Federal Bank as the surviving savings institution, which effective upon consummation of the transactions contemplated hereby, will operate under the name "Liberty Federal Bank." Such merger is referred to herein as the "Bank Merger." The Company Merger and the Bank Merger are sometimes collectively referred to herein as the "Merger." Upon effectiveness of the Bank Merger, the charter of Hinsdale Federal Bank shall be amended to, among other things, change the name of the bank to "Liberty Federal Bank." The resulting/surviving institution in the Bank Merger is herein referred to as "Liberty Federal Bank" or the "Surviving Institution."

     WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Internal Revenue Code.

     WHEREAS, as an inducement to and condition of HFC's willingness to enter into this Agreement and the HFC Stock Option Agreement, LBI will grant to HFC an option pursuant to the LBI Stock Option Agreement, and as an inducement to and condition of LBI's willingness to enter into this Agreement and the LBI Stock Option Agreement, HFC will grant to LBI an option pursuant to the HFC Stock Option Agreement. The LBI Stock Option Agreement and the HFC Stock Option Agreement are attached hereto as Exhibits A and B, respectively. References herein to the "Stock Option Agreement" shall refer in the case of HFC to the HFC Stock Option Agreement and in the case of LBI to the LBI Stock Option Agreement.

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, HFC and each of the directors of HFC, and LBI and each of the directors of LBI, have entered into voting agreements in the forms attached hereto as Exhibits C and D, respectively (the "Voting Agreements").

     WHEREAS, the Boards of Directors of HFC and LBI (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of HFC and LBI, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of HFC and LBI, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                            ARTICLE I

                  THE MERGER AND RELATED MATTERS

     1.1 Merger, Surviving Corporation and Institution. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Home Owners' Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Company Merger Effective Time (as hereinafter defined), (i) LBI shall be merged with and into HFC pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of LBI shall cease, and (iii) Alliance Bancorp, as the surviving corporation, shall continue to be governed by the laws of the State of Delaware, and (b) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Liberty Federal shall be merged with and into Hinsdale Federal Bank pursuant to the terms and conditions set forth herein and in the Bank Merger Agreement substantially in the form attached hereto as Exhibit 1.1. The Company Merger shall have the effects specified in the DGCL, Section 1.4(e) hereof and the Company Merger Agreement. Upon consummation of the Bank Merger, the separate existence of Liberty Federal shall cease, and Hinsdale Federal Bank, operating under the name "Liberty Federal Bank" shall continue as the surviving institution of the Bank Merger. From and after the Bank Merger Effective Time, the Surviving Institution in the Bank Merger shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Hinsdale Federal Bank and Liberty Federal, all as more fully set forth in the Thrift Regulations, Section 1.14 hereof and the Bank Merger Agreement.

     1.2 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Article IV hereof has been satisfied or waived, HFC and LBI will file, or cause to be filed, certificates of merger with the appropriate authorities of Delaware for the Company Merger and articles of combination with the OTS for the Bank Merger, which certificates of merger and articles of combination shall in each case be in the form required by and executed in accordance with the applicable provisions of law and the Thrift Regulations, respectively. The Company Merger shall become effective at the time and date which is the later of the time at which (i) the Delaware certificate of merger is filed with the appropriate authorities of Delaware ("Company Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 hereof) and on the same day as the Closing if practicable, or (ii) at such other date and time as may be agreed to by the parties and specified in the certificates of merger in accordance with applicable law. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Company Merger to become effective before the Bank Merger.

     1.3  Conversion of Shares.

     (a)  At the Company Merger Effective Time, by virtue of the
Company Merger and without any action on the part of HFC or LBI or the holders of shares of HFC or LBI Common Stock:

          (i) Each outstanding share of LBI Common Stock issued and outstanding at the Company Merger Effective Time, except as provided in clause (a) (ii) of this Section and Section 1.6 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely 1.054 shares of Common Stock of Alliance Bancorp (the "Conversion Ratio"), and shall no longer be a share of LBI Common Stock.

          (ii) Any shares of LBI Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (as defined in Section 2.1 hereof) (other than in a fiduciary capacity) at the Company Merger Effective Time shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into or represent any shares of Alliance Bancorp Common Stock, and no shares of capital stock of Alliance Bancorp shall be issued or exchanged therefor.

          (iii) Each share of HFC Common Stock issued and outstanding immediately before the Company Merger Effective Time shall remain an outstanding share of Common Stock of Alliance
Bancorp as the surviving corporation.

          (iv) The holders of certificates representing shares of LBI Common Stock shall cease to have any rights as stockholders of LBI, except such rights, if any, as they may have pursuant to applicable law.

          (v) Subject to Section 3.2 herein, if the issued and outstanding shares of HFC or LBI Common Stock shall, during the period commencing on the date hereof and ending with the Company Merger Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of HFC or LBI, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Conversion Ratio.

     1.4  Surviving Corporation in the Company Merger.

     (a)  HFC shall be the surviving corporation in the Company
Merger and shall operate under the name "Alliance Bancorp." The headquarters of the surviving corporation shall be located in Hinsdale, Illinois.

     (b) The Certificate of Incorporation of HFC as in effect immediately prior to the Company Merger Effective Time, shall, as of the Company Merger Effective Time, be amended to change the name of HFC to Alliance Bancorp and otherwise as contemplated in Section
1.7 (a) herein and the Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of Alliance Bancorp as the surviving corporation until subsequently amended; provided, however, if the HFC stockholders shall fail to approve any of the amendments to HFC's Certificate of Incorporation as contemplated in
Section 1.7(a) herein, then, the Certificate of Incorporation of Alliance Bancorp as the surviving corporation shall not include those amendments not so approved.

     (c) At the Company Merger Effective Time, the Bylaws of HFC, as then in effect, shall be amended to reflect the change of the name of the HFC to Alliance Bancorp and otherwise to conform to the agreements of the parties as reflected in Section 6.4 herein, and such Bylaws, as so amended shall be the Bylaws of Alliance Bancorp as the surviving corporation, until subsequently amended in accordance with the DGCL.

     (d) The directors and executive officers of Alliance Bancorp as the surviving corporation following the Company Merger shall be as provided in Section 6.4 herein until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of Section 6.4 of this Agreement, the Certificate of Incorporation or the Bylaws of Alliance Bancorp as the surviving corporation.

     (e)  From and after the Company Merger Effective Time:

          (i) Alliance Bancorp as the surviving corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of HFC and LBI, and all obligations belonging or due to each of HFC and LBI, all of which shall vest in Alliance Bancorp as the surviving corporation without further act or deed. Title to any real estate or any interest in the real estate vested in HFC or LBI shall not revert or in any way be impaired by reason of the Company Merger.

          (ii) Alliance Bancorp as the surviving corporation will be liable for all the obligations of each of HFC and LBI. Any claim existing, or action or proceeding pending, by or against HFC or LBI, may be prosecuted to judgement, with right of appeal, as if the Company Merger had not taken place, or Alliance Bancorp as the surviving corporation may be substituted in its place.

          (iii) All the rights of creditors of each of HFC and LBI will be preserved unimpaired, and all liens upon the property of HFC and LBI will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Time.

     1.5  Authorization for Issuance of Alliance Bancorp Common
Stock; Exchange of Certificates.

     (a) HFC, and subsequent to the Company Merger Effective Time, Alliance Bancorp, shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to LBI's stockholders in accordance with this Article I.

     (b) After the Company Merger Effective Time, holders of certificates theretofore representing outstanding shares of LBI Common Stock (other than as provided in Section 1.3 (a) (ii) hereof), upon surrender of such certificates to an exchange agent appointed jointly by HFC and LBI (the "Exchange Agent"), shall be entitled to receive certificates for the number of whole shares of Common Stock of Alliance Bancorp ("Alliance Bancorp Common Stock") into which shares of LBI Common Stock theretofore evidenced by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 1.6 hereof. As soon as practicable after the Company Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each LBI stockholder of record at the Company Merger Effective Time whose LBI Common Stock shall have been converted into Alliance Bancorp Common Stock advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing LBI Common Stock in exchange for new certificates for Alliance Bancorp Common Stock. Upon surrender, each certificate representing LBI Common Stock shall be canceled.

     (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, before the Company Merger Effective Time, represented LBI Common Stock (other than shares canceled at the Company Merger Effective Time pursuant to Section
1.3 (a) (ii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Alliance Bancorp Common Stock into which the shares of LBI Common Stock formerly represented thereby were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding certificates formerly representing LBI Common Stock are so surrendered, no dividend or distribution payable to holders of record of Alliance Bancorp Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions, without interest, theretofore paid with respect to such whole shares of Alliance Bancorp Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Company Merger Effective Time, there shall be no further registration of transfers on the records of LBI of outstanding certificates formerly representing shares of LBI Common Stock and, if a certificate formerly representing such shares is presented to Alliance Bancorp, it shall be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Alliance Bancorp Common Stock and cash for fractional shares (if any), as herein provided. Following one year after the Company Merger Effective Time, the Exchange Agent shall return to Alliance Bancorp as the surviving corporation any certificates for Alliance Bancorp Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter shareholders of LBI shall look exclusively to Alliance Bancorp for shares of the Alliance Bancorp Common Stock and cash to which they are entitled hereunder.

     (d) All shares of Alliance Bancorp Common Stock and cash in lieu of any fractional share issued and paid upon the conversion of LBI Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such LBI Common Stock.

     (e) If any new certificate for Alliance Bancorp Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Alliance Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (f) In the event any certificate representing LBI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Alliance Bancorp Common Stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Alliance Bancorp or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Alliance Bancorp, HFC, LBI, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Alliance Bancorp Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of LBI Common Stock; no dividend or distribution with respect to Alliance Bancorp Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Alliance Bancorp as the Surviving Corporation. In lieu of such fractional share interest, any holder of LBI Common Stock who would otherwise be entitled to a fractional share of Alliance Bancorp Common Stock will, upon surrender of his certificate or certificates representing LBI Common Stock outstanding immediately before the Company Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the closing price of HFC Common Stock on the trading day immediately prior to the Company Merger Effective Time. For the purposes of determining any such fractional share interests, all shares of LBI Common Stock owned by a LBI stockholder shall be combined so as to calculate the maximum number of whole shares of Alliance Bancorp Common Stock issuable to such LBI stockholder.

     1.7  Stockholders' Meetings.

     (a) HFC shall, at the earliest practicable date, hold a meeting of its stockholders (the "HFC Stockholders' Meeting") to submit for stockholder approval this Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of HFC Common Stock entitled to vote shall be required for such approval. At the HFC Stockholders' Meeting HFC shall also submit for stockholder approval the following amendments to its Certificate of Incorporation as follows:

          (i) an amendment to Article FOURTH, paragraph A, increasing (A) the number of authorized shares of all classes of stock to 12.5 million shares and (B) the number of authorized shares of common stock to 11 million shares.

          (ii) an amendment to the FIRST Article to rename the corporation "Alliance Bancorp" at the Company Merger Effective
Time.

     (b) LBI shall, at the earliest practicable date, hold a meeting of its stockholders (the "LBI Stockholders' Meeting") to submit for stockholder approval this Agreement, the Company Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of LBI Common Stock entitled to vote shall be required for such approval.


     1.8  LBI Stock Options.

     (a) At the Company Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option under the stock option plans of LBI (the "LBI Option Plans") shall continue outstanding as an option to purchase, in place of the purchase of each share of LBI Common Stock, the number of shares (rounded up to the nearest whole share) of Alliance Bancorp Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of LBI Common Stock immediately before the Company Merger upon the same terms and conditions under the relevant option as were applicable immediately before the Company Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Alliance Bancorp Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately before such assumption and substitution. Alliance Bancorp shall take such actions as may be required to effectuate the foregoing. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code as to any stock option which is an "incentive stock option".

     (b) At all times after the Company Merger Effective Time, Alliance Bancorp shall reserve for issuance such number of shares of Alliance Bancorp Common Stock as is necessary so as to permit the exercise of options granted under the LBI Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Alliance Bancorp shall make all filings required under federal and state securities laws promptly following the Company Merger Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Company Merger Effective Time and Alliance Bancorp shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares. Alliance Bancorp shall adopt a new stock option plan providing for the grant of options for up to 300,000 shares of Alliance Bancorp Common Stock and shall undertake to have such plan voted on by stockholders.

     (c) Following the Company Merger Effective Time, in case of any reclassification, reorganization, recapitalization, stock dividend or distribution, subdivision, combination or exchange of the outstanding shares of Alliance Bancorp Common Stock or in case of any consolidation or merger of Alliance Bancorp with or into any other corporation, or in the case of any sale or transfer of all or substantially all of Alliance Bancorp assets, then, the rights of the optionees who then hold outstanding options under the LBI Option Plans shall be appropriately adjusted so that the optionees will be in the same position as if their options had been exercised immediately before such corporate action or transaction. The provisions hereof shall similarly apply following the Company Merger Effective Time to successive reclassifications, reorganizations, recapitalizations, stock dividends or distributions, subdivisions, combinations or exchanges, consolidations, mergers, sales or transfers.

     1.9  Registration Statement; Prospectus/Joint Proxy Statement.

     (a) For the purposes (i) of holding the HFC Stockholders' Meeting, (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Alliance Bancorp Common Stock to be issued to holders of LBI Common Stock in connection with the Merger and (iii) of holding the LBI Stockholders' Meeting, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the "Registration Statement"), including the Prospectus/Joint Proxy Statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (such Prospectus/Joint Proxy Statement, together with any and all amendments or supplements thereto, is referred to herein as the "Prospectus/Joint Proxy Statement").

     (b) HFC shall furnish such information concerning HFC and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section l.9(a) hereof. HFC agrees promptly to advise LBI if at any time before the LBI or HFC Stockholders' Meeting any information provided by HFC in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. HFC shall furnish LBI with such supplemental information as may be necessary in order to cause such Prospectus/Joint Proxy Statement, insofar as it relates to HFC and its Subsidiaries, to comply with Section l.9(a) hereof.

     (c) LBI shall furnish HFC with such information concerning LBI and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section l.9(a) hereof. LBI agrees promptly to advise HFC if at any time before the HFC or LBI Stockholders' Meeting any information provided by LBI in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide HFC with the information needed to correct such inaccuracy or omission. LBI shall furnish HFC with such supplemental information as may be necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to LBI and its Subsidiaries, to comply with Section 1.9(a).

     (d) HFC shall promptly file the Registration Statement with the SEC and applicable state securities agencies. HFC and LBI shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. LBI authorizes HFC to utilize in the Registration Statement the information concerning LBI and its Subsidiaries provided to HFC for the purpose of inclusion in the Prospectus/Joint Proxy Statement. HFC shall advise LBI promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and HFC shall furnish LBI with copies of all such documents. Before the Company Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Joint Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     (e) HFC and LBI shall consult with each other in order to identify all persons or entities who are or may be deemed to be "affiliates" of either HFC or LBI ("Affiliates") within the meaning of Rule 145 under the Securities Act. Notwithstanding anything contained in this Agreement to the contrary, all shares of Alliance Bancorp Common Stock issued to such HFC and LBI Affiliates shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the Securities Act and notice shall be given to Alliance Bancorp's transfer agent of such restriction for all Affiliates; provided that such legend shall be removed by delivery of a substitute certificate without such legend if (i) any such shares of Alliance Bancorp Common Stock shall have been registered under the Securities Act for sale, transfer or other disposition and are sold, transferred or otherwise disposed of thereunder, or (ii) any such shares of stock are sold in accordance with the applicable provisions of Rule 144 promulgated by the SEC under the Securities Act, or (iii) such person is not at the time an affiliate of Alliance Bancorp and has been the beneficial owner of the Alliance Bancorp Common Stock for at least two years (or such period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (iv) Alliance Bancorp shall have received a letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Alliance Bancorp, to the effect that the stock transfer restrictions and the legend are not required for purposes of the Securities Act. So long as shares of such Alliance Bancorp Common Stock are subject to the restrictions set forth in this Section 1.9, no transfer of such Alliance Bancorp Common Stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Alliance Bancorp to ensure that such transfer will not violate applicable provisions of the Securities Act or rules, regulations or policies of the SEC.

     1.10 Cooperation; Regulatory Approvals. The parties shall cooperate, and shall cause each of their respective affiliates and Subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, Secretary of State of Delaware, other regulatory authorities, holders of the voting shares of common stock of HFC and LBI, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated hereby. Each party will have the right to review and comment on such applications, petitions and other documents and materials in advance and shall furnish to the other copies thereof promptly after filing or submission thereof. Any such materials must be reasonably acceptable to both HFC and LBI prior to filing with any regulatory authority or transmission to stockholders or other third parties, except to the extent that HFC or LBI is legally required to proceed prior to obtaining the acceptance of the other party hereto. The parties agree to use their best efforts to file applications with OTS within 30 days of the date of this Agreement. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, no party is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained or would be obtained subject to conditions that would have or result in a material adverse effect on Alliance Bancorp as the surviving corporation or the Surviving Institution in the Bank Merger.

     1.11 Closing. If (i) this Agreement has been duly approved by the stockholders of HFC and LBI, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of HFC, or at such other place as the parties agree, at which the parties will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place within thirty (30) days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement, or at such other time as the parties agree. The parties shall use their best efforts to cause the Closing to occur on or before June 30, 1997.

     1.12 Closing of Transfer Books.  At the Company Merger
Effective Time, the transfer books for LBI Common Stock shall be closed, and no transfer of shares of LBI Common Stock shall thereafter be made on such books.

     1.13 Fiscal Year of Alliance Bancorp.  At the Company Merger
Effective Time, Alliance Bancorp's fiscal year end shall be December 31.

     1.14 Bank Merger.

     (a) At the Bank Merger Effective Time, each share of Liberty Federal common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be canceled. No new shares of the capital stock or other securities or obligations of Liberty Federal shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of common stock of Liberty Federal shall not be converted into any shares or other securities or obligations of any other entity.

     (b) At the Bank Merger Effective Time, the Charter and Bylaws of Hinsdale Federal Bank, as then in effect, shall be amended to conform to the agreements of the parties as reflected in this
Section 1.14 and Section 6.5 herein, and such Charter and Bylaws, as so amended, shall be the Charter and Bylaws of the Surviving Institution of the Bank Merger, and may thereafter be amended in accordance with applicable law. At the Bank Merger Effective Time, Hinsdale Federal Bank's Charter shall be amended so that the Surviving Bank shall be named "Liberty Federal Bank".

     (c) The directors and executive officers of the Surviving Institution following the Bank Merger shall be as provided in
Section 6.5 hereof until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of this Agreement, the Charter or Bylaws of Liberty Federal Bank.

     (d) The liquidation account established by Liberty Federal pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Surviving Institution after the Bank Merger Effective Time for the benefit of those persons and entities who had interests in the Liberty Federal liquidation account as of the Bank Merger Effective Time and who continue to have rights therein. If required by the rules and regulations of the OTS, the Surviving Institution shall amend its Charter specifically to provide for the continuation of the liquidation account established by Liberty Federal.

                            ARTICLE II

                  REPRESENTATIONS AND WARRANTIES

     HFC represents and warrants to LBI, and LBI represents and warrants to HFC, except as disclosed in the Disclosure Schedules delivered by each party to the other pursuant to Section 2.23 herein, as follows:

     2.1 Organization, Good Standing, Authority, Insurance, Etc. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 2.1 of its Disclosure Schedule lists each "subsidiary" of it within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Subsidiary" and collectively the "Subsidiaries"). Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of its Disclosure Schedule. It and each of its Subsidiaries have all requisite power and authority and to the extent required by applicable law are licensed to own, lease and operate its respective properties and conduct its respective business as it is now being conducted. It has delivered to the other party a true, complete and correct copy of the articles of incorporation, certificate of incorporation or other organizing document and of the bylaws, as in effect on the date of this Agreement, of it and each of its Subsidiaries. It and each of its Subsidiaries are qualified to do business as foreign corporations and are in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on it and its Subsidiaries, taken as a whole. Each of its Subsidiaries that is a federally insured savings institution ("Bank Subsidiary") is a member in good standing of the Federal Home Loan Bank of Chicago, and all eligible accounts issued by such institution are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Each of its Bank Subsidiaries is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. It is duly registered as a savings and loan holding company under the HOLA.

     Its minute books and those of each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including the committees of such Boards).

     2.2 Capitalization. (a) Its authorized capital stock and the number of issued and outstanding shares of its capital stock are accurately set forth in the recitals in this Agreement, subject, in the case of HFC to an increase in the authorized number of shares of its common stock as contemplated in Section 1.7 (a) herein. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except (i) as set forth in Section 2.2 of its Disclosure Schedule or (ii) with respect to the Stock Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. A true and complete copy of each plan or agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect on the date of this Agreement, is included in Section
2.2 of its Disclosure Schedule. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted thereat (including the Company Merger).

     (b) With respect to the shares of Alliance Bancorp Common Stock to be issued in the Company Merger, HFC represents and warrants that such shares when so issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other liens.

     2.3 Ownership of Subsidiaries. All outstanding shares of capital stock of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedule. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of its Subsidiaries. Neither it nor any of its Subsidiaries owns more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations, in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than a Subsidiary or as otherwise set forth in Section 2.3 of its Disclosure Schedule.

     2.4 Financial Statements and Reports. (a) No registration statement, offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries with the SEC or the OTS under the Securities Act or the Securities Exchange Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, it and its Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS or the FDIC under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of it and its consolidated Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after March 31, 1996), in accordance with its books and records and those of any of its consolidated Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after March 31, 1996, will present) fairly the consolidated financial position and the consolidated results of operations or income, changes in stockholders' equity and cash flows of it and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements and in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amounts). Its audited consolidated financial statements at September 30, 1995 and for the year then ended in the case of HFC and at December 31, 1995 and for the year then ended in the case of LBI and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date of it and its Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain (as the case may be) adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to it or its Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at March 31, 1996 or for transactions effected or actions occurring or expected to be taken after March 31, 1996 (i) in the ordinary course of business, (ii) as permitted by this Agreement or (iii) as disclosed in the SEC Reports filed with the SEC since January 1, 1993 and before the date of this Agreement. A true and complete copy of such March 31, 1996 financial statements has been delivered by it to the other party.

     (b) It has delivered to the other party each SEC Report filed, used or circulated by it with respect to periods since January 1, 1993 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5  Absence of Changes.

     (a) Since March 31, 1996, there has been no material adverse change affecting it and its Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it or any of its Subsidiaries.

     (b) Except as set forth in Section 2.5 of its Disclosure Schedule or in its SEC Reports filed with the SEC since January 1, 1993 and before the date of this Agreement, each of it and its Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6 Prospectus/Joint Proxy Statement. At the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of HFC and LBI for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times after such mailings up to and including the times of such approvals, such Prospectus/Joint Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it (including its Subsidiaries) and its stockholders, its common stock, this Agreement, the Merger and the other transactions contemplated hereby, will:

     (a) Comply in all material respects with applicable provisions of the Securities Act, the Securities Exchange Act and the rules and regulations under such Acts; and

     (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of it or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except as set forth in
Section 2.7 of its Disclosure Schedule.

     2.8 Litigation and Other Proceedings. Except for matters which would not have a material adverse effect on it and its Subsidiaries taken as a whole, or except as set forth in Section
2.8 of its Disclosure Schedule or its SEC Reports filed with the SEC, as of the date hereof, neither it nor any of its Subsidiaries is a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

     2.9 Compliance with Law. Except as set forth in Section 2.9 of its Disclosure Schedule or its SEC Reports filed with the SEC since January 1, 1993:

     (a) It and each of its Subsidiaries are in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective business, including without limitation the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Owners' Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination. Neither it nor any of its Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

     (b) It and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted.

     (c) It and each of its Subsidiaries have received since January 1, 1993 no notification or communication from any governmental entity (including, but not limited to, the OTS and any other regulatory authority) or the staff thereof (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such governmental entity administers or enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or (c) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the FDIC deposit insurance of any Bank Subsidiary (nor, to the best knowledge of its executive officers, do any grounds for any of the foregoing exist); and

     (d) It and each of its Subsidiaries are not required to give prior notice to any federal banking or savings institution regulatory agency of the proposed addition of an individual to their respective board of directors or the employment of an individual as a senior executive officer.

     2.10 Corporate Actions.

     (a) Its Board of Directors (or the Board of Directors of its Bank Subsidiary, as applicable) has (i) duly approved the Merger, this Agreement, the Bank Merger Agreement, and each Stock Option Agreement, and authorized its officers to execute and deliver this Agreement, the Bank Merger Agreement, each Stock Option Agreement and the Voting Agreements and to take all action necessary to consummate the Merger and the other transactions contemplated hereby, (ii) authorized and directed the submission for stockholders' approval of this Agreement, the Merger and any related matters requiring such approval including, in the case of HFC, amendments to the Certificate of Incorporation of HFC as contemplated in Section 1.7(a) herein and, (iii) approved the execution of the Stock Option Agreement, and authorized and approved the Company Merger (before the date of execution of the Stock Option Agreement), in accordance with Section 203 of the DGCL.

     (b) Its Board of Directors has taken all necessary action to exempt this Agreement, the Bank Merger Agreement, the Voting Agreements and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Merger Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type and (iv) any provision in its or any of its Subsidiaries' articles of incorporation, certificate of incorporation, or bylaws, (A) restricting or limiting stock ownership or the voting rights of stockholders or (B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested stockholder" or person or entity of similar type.

     2.11 Authority. Except as set forth in Section 2.11 of its Disclosure Schedule, neither the execution and delivery of and performance of its obligations under this Agreement, the Bank Merger Agreement and the Stock Option Agreement by it or its applicable Bank Subsidiary nor consummation of the Merger will violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under, (i) its certificate of incorporation or bylaws, or the articles of incorporation, certificate of incorporation, bylaws of any of its Subsidiaries, (ii) any regulatory restraint on the acquisition of it or control thereof,
(iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it or any of its Subsidiaries is a party or is subject or by which any of its or their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. It or its applicable Bank Subsidiary has all requisite corporate power and authority to enter into this Agreement, the Bank Merger Agreement and each Stock Option Agreement and to perform its obligations hereunder and thereunder, except, with respect to this Agreement and the Company Merger, the approval of its stockholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 4.1(c)), the approval of its stockholders and except as set forth in Section
2.11 of its Disclosure Schedule with respect to any Contract, no consents or approvals are required on its behalf or on behalf of any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement and each Stock Option Agreement. This Agreement and each Stock Option Agreement constitute the valid and binding obligations of it, and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12 Employment Arrangements. Except as set forth in Section
2.12 of its Disclosure Schedule, there are no agreements, plans or other arrangements with respect to the employment, severance or other benefits with any current or former directors, officers or employees of it or any of its Subsidiaries which may not be terminated without penalty or expense (including any augmentation or acceleration of benefits) on 30 days' or less notice to any such person. Except as set forth in Section 2.12 of its Disclosure Schedule, no payments and benefits (including any augmentation or acceleration of benefits) to current or former directors, officers or employees of it or any of its Subsidiaries resulting from the transactions contemplated hereby or the termination of such person's service or employment within two years following consummation of the Merger will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it, Alliance Bancorp as the surviving corporation, or any of their respective Subsidiaries pursuant to Sections 162, 280G or any other section of the Internal Revenue Code.

     2.13 Employee Benefits. (a) Neither it nor any of its Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, retirement savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedule (true and correct copies of which it has delivered to the other party). Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under
Section 401(a) of the Internal Revenue Code are so qualified, and it is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section
2.13 of its Disclosure Schedule, neither it nor any of its Subsidiaries (a) provides health, medical, disability, death or survivor benefits to any former employee, director or officer or beneficiary thereof or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

     (b) Except as disclosed in Section 2.13 of its Disclosure Schedule, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1995 and there has been no material amendment thereof (other than amendments required to comply with applicable law or as contemplated by Section 3.10 herein) or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1996 except to the extent provided for in Section 3.10 herein.

     (c) To its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it and each of its Subsidiaries are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by it or any of its Subsidiaries which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under
Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of it or any of its Subsidiaries; to its best knowledge, no Employee Plan subject to
Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Internal Revenue Code, whether or not waived; neither it nor any of its Subsidiaries has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. Except as disclosed in Schedule 2.13, neither it nor any of its Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Alliance Bancorp as the surviving corporation or any of its Subsidiaries at or after the Company Merger Effective Time. Except as disclosed in
Schedule 2.13, the present value of "benefit liabilities" (within the meaning of 4001(a)(16) of ERISA) under the Defined Benefit Plan (as defined in Section 3.13(a)), as of its latest valuation date and based upon the actuarial assumptions currently prescribed for plan terminations by the Pension Benefit Guaranty Corporation, did not exceed the then current value of the assets of such plan allocable to such accrued benefits, and there have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to the Defined Benefit Plan.

     2.14 Information Furnished. No statement contained in any schedule, certificate or other document furnished (whether before, on or after the date of this Agreement) or to be furnished in writing by or on behalf of it to the other party pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. To its best knowledge, no information which is material to the Merger and necessary to make the representations and warranties herein not misleading has been withheld from the other party.

     2.15 Property and Assets. (i) It and its Subsidiaries have good and marketable title to all of their real property reflected in the financial statements at March 31, 1996, referred to in
Section 2.4 hereof (other than property sold or transferred in the ordinary course of business since the date of such financial statements) or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary easements, restrictions of record and title exceptions that have no material adverse effect upon the value or use of such property, (d) pledges or liens incurred in the ordinary course of business and (e) as otherwise specifically indicated in its SEC Reports filed with the SEC since January 1, 1993 and before the date of this Agreement or in Section 2.15 of its Disclosure Schedule. (ii) It and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither it nor any of its Subsidiaries is in default in any material respect under any such lease. No default will arise under any material real property or material personal property lease by reason of consummation of the Merger without the lessor's consent except as set forth in Section 2.15 of its Disclosure Schedule. (iii) There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of it and its Subsidiaries since March 31, 1996. Except as set forth in Section 2.15 of its Disclosure Schedule, all property and assets material to its or any of its Subsidiaries' respective business and currently used by it or any of its Subsidiaries are, in all material respects, in good operating condition and repair.

     2.16 Agreements and Instruments. Except as set forth in its SEC Reports filed with the SEC since January 1, 1993 and before the date of this Agreement or in Section 2.16 of its Disclosure Schedule, neither it nor any of its Subsidiaries is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or of its Subsidiaries of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between it or any of its Subsidiaries and any director or officer of it or any of its Subsidiaries or any affiliate or member of the immediate family of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which it or any of its Subsidiaries is a party, (e) any agreements between it or any of its Subsidiaries and any five percent or more stockholder of it and (f) any agreements, directives, orders or similar arrangements between or involving it or any of its Subsidiaries and any state or federal savings institution regulatory authority.

     2.17 Material Contract Defaults. Neither it or any of its Subsidiaries nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it or any Subsidiary of it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, which default is reasonably expected to have either individually or in the aggregate a material adverse effect on it or any of its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18 Tax Matters. (a) It and each of its Subsidiaries have duly and properly filed all federal, state, local and other tax returns and reports required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns or reports by the Internal Revenue Service ("IRS") and other applicable tax authorities is as set forth in Section 2.18 of its Disclosure Schedule; and, except as set forth in Section 2.18 of its Disclosure Schedule, there is no agreement by it or any of its Subsidiaries for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of its Disclosure Schedule, neither the IRS nor any other taxing authority is now asserting or, to its best knowledge, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim. It and each of its Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements. It and each of its Subsidiaries have complied with all applicable state law tax collection and reporting requirements.

     (b) Adequate provision for any unpaid federal, state, local or foreign taxes due or to become due from it or any of its Subsidiaries for all periods through and including March 31, 1996 has been made and is reflected in its March 31,1996 consolidated financial statements referred to in Section 2.4 and has been or will be made with respect to periods ending after March 31, 1996.

     2.19 Environmental Matters. To its best knowledge, except as set forth in Section 2.19 of its Disclosure Schedule neither it nor any of its Subsidiaries owns, leases or otherwise controls any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos.
Neither it nor any of its Subsidiaries is aware of, nor has it or any of its Subsidiaries received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it or any of its Subsidiaries relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20 Loan Portfolio; Portfolio Management. (a) All evidences of indebtedness reflected as assets in its financial statements at March 31, 1996, referred to in Section 2.4 herein, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against it or any Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by it or any of its Subsidiaries were at the time entered into and at all times owned by it or its Subsidiaries in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). It and its Subsidiaries (as applicable) administer their loan and investment portfolios (including, but not limited to, adjustments to the interest rate and payment on adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of it and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects. The risk classification system utilized by its Bank Subsidiaries has been established in accordance with the requirements of the OTS.

     (b) Section 2.20 of its Disclosure Schedule sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1996, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries on or before March 31, 1996, as reflected in the financial statements referenced in Section 2.4.

     2.21 Real Estate Loans and Investments. Except for properties acquired in settlement of loans, there are no facts, circumstances or contingencies known to it or any of its Subsidiaries which exist and would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of it or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

     2.22 Derivatives Contracts. Neither it nor any of its Subsidiaries is a party to or has agreed to enter into swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its financial statement as of March 31, 1996 filed as part of its SEC Reports or disclosed in its Form 10-Q as filed with the SEC for the quarter ended March 31, 1996 (or in its financial statement included therein) which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section
2.22 of its Disclosure Schedule, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23 Exceptions to Representations and Warranties. (a) On or before the date hereof, HFC has delivered to LBI and LBI has delivered to HFC its respective Disclosure Schedule setting forth, among other things, exceptions to any and all of its representations and warranties in Article II, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the Disclosure Schedule corresponding to a Section in Article II and provided further that
(i) no such exception is required to be set forth in a Disclosure
Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.23(b) and (ii) the mere inclusion of an exception in a Disclosure Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

     (b) Except as to the representations contained in Section 2.11, no representation or warranty of HFC or LBI contained in
Article II shall be deemed untrue or incorrect, and no party shall be deemed to have breached a representation or warranty contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or in the case of Section 2.8 is not reasonably likely to, have a material adverse effect or material adverse change.

     As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the business, financial condition, results of operations or prospects of HFC or LBI and its respective Subsidiaries taken as a whole or (ii) enables any person to prevent the consummation of the transactions contemplated hereby; provided however that any effect or change resulting from (A) actions or omissions of HFC or LBI taken with the prior consent of the other or as provided for herein or (B) circumstances affecting the savings institution industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates including, without limitation, the effects of changes in interest rates on earnings, portfolio market value and interest rate risk exposure) shall be deemed not to be or have a material adverse effect or material adverse change.

                           ARTICLE III

                            COVENANTS

     3.1 Investigations; Access and Copies. Between the date of this Agreement and the Company Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representatives shall from time to time reasonably request; provided however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development which, (x) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading or (z) materially relates to the satisfaction of the conditions set forth in Article IV of this Agreement. Notwithstanding anything to the contrary herein, neither party hereto nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. Each party shall inform the other when it is unable to provide access, or disclose information, to the other party as a result of the preceding sentence. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     3.2 Conduct of Business. Between the date of this Agreement and the Company Merger Effective Time or the termination of this Agreement (whichever occurs first), each party agrees, on behalf of itself and each of its respective Subsidiaries, except as contemplated herein or insofar as the Chief Executive Officer of HFC or the Chief Executive Officer of LBI shall otherwise consent in writing (which consent shall not be unreasonably withheld):

     (a) That it and its Subsidiaries shall (i) except as contemplated in this Agreement, conduct their business only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices and (iii) use all reasonable efforts to preserve intact their business organizations and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect the ability of any of them to obtain the Governmental Approvals (as defined in Section 4.1(c) herein) or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement, the Bank Merger Agreement or the applicable Stock Option Agreement;

     (b) That it and its Subsidiaries shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for (A) the declaration and payment of regular quarterly cash dividends by LBI in an amount not in excess of $.60 (annualized) for each outstanding share of LBI Common Stock, in each case with usual record and payment dates for such dividends consistent with such parties' past dividend practices, or (B) dividends or distributions by a wholly-owned Subsidiary of such party to such party; (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell or buy any shares of capital stock of it or any of its Subsidiaries, except shares of its common stock issued pursuant to the Stock Option Agreement and shares issued pursuant to exercise of stock options previously issued and identified in Section 2.2 of its Disclosure Schedule;
(iv) effect any stock split, stock dividend, reverse stock split other reclassification or recapitalization of its common stock; or
(v) except with respect to the Stock Option Agreement, grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of it or any of its Subsidiaries or grant any stock appreciation or other rights with respect to shares of capital stock of it or of any of its Subsidiaries; or (vi) purchase or acquire any of the outstanding shares of capital stock of the other party hereto or any Subsidiary thereof other than as contemplated by the Stock Option Agreement or in connection with the Merger as contemplated herein;

     (c) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) sell, dispose of or pledge any significant assets of it or of any of its Subsidiaries other than in the ordinary course of business consistent with past practices or in connection with the borrowing of funds consistent with the provisions hereinafter contained; (ii) merge or consolidate it or any of its Subsidiaries with or into any other entity or otherwise acquire any other entity or acquire any significant assets; (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it; (iv) change the certificate of incorporation, bylaws or other governing instruments of it or any of its Subsidiaries, except as contemplated in this Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices but subject to the restrictions contained in Section 3.2(e) hereof and provided HFC and LBI and their respective Subsidiaries collectively shall limit their new loans to a Relationship (as defined herein) to $3.0 million; for purposes of this Agreement, a "Relationship" means common borrowers, guarantors or partners or other relationships considered related or affiliated by management of the lending entity; (vi) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Subsidiary or make additional investments in subsidiaries in excess of $1.0 million; (vii) engage in any off balance sheet interest rate swap, cap or floor agreement; (viii) engage in any activity not contemplated by its written business plan in effect on the date hereof; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause any Banking Subsidiary not to be a qualified thrift lender under
Section 10(m) of the HOLA or a "domestic building and loan association" as defined in Section 7701 (a) (19) of the Internal Revenue Code; (xi) authorize capital expenditures other than in the ordinary and usual course of business; (xii) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles; or (xiii) engage any independent auditors other than such auditors engaged as of the date hereof. The limitations contained in this Section 3.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 3.2(c).

     (d) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) incur any debt obligation (excluding deposits) or other obligation for borrowed money with terms in excess of one year other than FHLB advances consistent with past practices; (ii) grant any general increase in compensation or benefits, or pay any bonuses (except normal year-end bonuses consistent with past practices) to its employees or officers; (iii) except as contemplated by this Agreement, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (iv) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or (v) except as contemplated by Section 3.10 hereof, establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements (unless such change is required by applicable law or, in the opinion of its counsel, is necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits).

     (e) That, except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not without the prior consultation with the other party: (i) extend, restructure, modify or otherwise amend or alter any of the following types of commercial real estate loans or commitments: (A) any loan secured by real estate (or to be secured) located in the State of Illinois with a loan balance (or commitment amount) of $1.0 million or greater (B) any loan or commitment to a Relationship that has or would have (if the commitment was fully implemented) loans exceeding $3,000,000; (C) any loan secured by (or commitment to be secured by) real estate located outside the State of Illinois with a loan balance of or a commitment amount of $500,000 greater; (D) any loan exceeding $500,000 as of the date of this Agreement which is more than 90 days delinquent as to payment, in bankruptcy or foreclosure, or carried as a restructured troubled debt; or (E) any loan with a balance of $250,000 or greater and internally classified as Special Mention, Sub-Standard, Doubtful, or Loss as of the date of this Agreement; for purposes of the dollar amounts set forth in subparts (A) - (E) above any specific reserves or allocated general reserves shall be reversed; (ii) take any individual commercial mortgage or multi-family loan application in an amount greater than $1,000,000 or acquisition and development loan application in an amount greater than $1,000,000; (iii) make any residential loan in an amount greater than $600,000; (iv) enter into or renew any contract for the purchase of consumer loans (as defined by the rules and regulations of OTS), on a whole loan and participation basis; or (v) originate mobil home loans (including pipeline loans in process) in an aggregate amount exceeding $100,000.

     3.3 No Solicitation. Each party agrees, on behalf of itself and each of its Subsidiaries, that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Each party agrees that it shall promptly give written notice to the other upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving either party or any of their respective Bank Subsidiaries or for the acquisition of a twenty-five percent (25%) or greater equity interest in either party or any of their respective Bank Subsidiaries, or for the acquisition of a substantial portion of the assets of either party or any of their respective Bank Subsidiaries.

     3.4 Stockholder Approvals. The parties shall call the meetings of their respective stockholders to be held for the purpose of voting upon the Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with the HFC and LBI Stockholders' Meetings, the respective Boards of Directors shall recommend approval of this Agreement, the Merger and any other matters requiring stockholder action (including, in the case of HFC, the amendments to its Certificate of Incorporation as contemplated in Section 1.7(a) herein) relating to the transactions contemplated herein (and such recommendation shall be contained in the Prospectus/Joint Proxy Statement) unless as a result of an unsolicited Takeover Proposal received by a party after the date hereof, the Board of Directors of such party determines in good faith after consultation with legal counsel and an investment banking firm of recognized standing that to do so would constitute a breach of the fiduciary duties of such Board of Directors to the stockholders of such party. Each of the parties shall use its best efforts to solicit from its stockholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the outstanding shares of its common stock in favor of the Merger and, in the case of HFC, the amendments to its Certificate of Incorporation as contemplated in Section 1.7(a) herein, except as the fiduciary duties of its Board of Directors may otherwise require.

     3.5 Accountants' Letters. Each party agrees to use all reasonable efforts to cause to be delivered to the other, and such other party's directors and officers who sign the Registration Statement, a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date on or shortly prior to the date of the Closing, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     3.6 Publicity. Between the date of this Agreement and the Company Merger Effective Time, neither party nor any of its Subsidiaries shall, without the prior approval of the other party, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     3.7 Cooperation Generally. Between the date of this Agreement and the Company Merger Effective Time, the parties and their respective Subsidiaries shall in conformance with the provisions of this Agreement use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date.

     3.8 Additional Financial Statements and Reports. As soon as reasonably practicable after they become publicly available, each party shall furnish to the other its statements of financial condition, statements of operations or statements of income, statements of cash flows and statements of changes in stockholders' equity at all dates and for all periods normally prepared before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and will fairly present the financial condition, results of operations and cash flows of the respective parties (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included with its most recent audited consolidated financial statements), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as applicable, under the Exchange Act.

     3.9 Stock Exchange Listing. HFC agrees to use all reasonable efforts to cause to be listed on the NASDAQ National Market, subject to official notice of issuance, the shares of Alliance
Bancorp Common Stock to be issued in the Merger.

     3.10 Employee Benefits and Agreements. For purposes of this
Section 3.10, references to HFC shall include Hinsdale Federal
Bank, references to LBI shall include Liberty Federal, and references to Alliance Bancorp shall include Liberty Federal Bank.

      (a) Employees of HFC or LBI, who are enrolled in a group health plan made available by HFC, LBI or Alliance Bancorp, whose employment is terminated in connection with the Company Merger or Bank Merger, shall be eligible for group health coverage, consistent with the requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") requirements of the Internal Revenue Code and ERISA, as in effect on the date of such termination, for the applicable period set forth in the Internal Revenue Code.

     (b) The executives and officers of HFC and LBI who have entered into employment agreements, severance agreements, or special termination agreements (collectively, "Contract Severance Agreements") with HFC and its Subsidiaries and LBI and its Subsidiaries shall enter into a supplemental agreement or waiver with HFC or LBI, as applicable, wherein it is stipulated by said executive or officer that the Company Merger and/or the Bank Merger shall not constitute a change in control for purposes of, nor result in the obligation of HFC or LBI to pay severance or other benefits under, said Contract Severance Agreement.

     (c) Alliance Bancorp agrees to continue to employ Messrs. Edward J. Burns, Fredric G. Novy, Joseph W. Stachnik, and Kenne P. Bristol as of the Company Merger Effective Time pursuant to their existing employment agreements, subject to such adjustments or amendments as are necessary to reflect the provisions of this Agreement.

     (d) Immediately prior to or, upon mutual consent of the parties, after the Merger Effective Time, the pension plan maintained by LBI or its Subsidiary (the "LBI pension plan") shall be terminated. In connection with the termination of the LBI pension plan, the parties hereto have agreed that the LBI pension plan shall be amended in order to maximize the benefit accruals to participants and beneficiaries in a manner consistent with the requirements of the Internal Revenue Code and ERISA, in order to fully utilize the assets of the plan for the payment of benefits to participants and beneficiaries of the LBI pension plan. In connection with the amendment and termination of the LBI pension plan, the LBI pension plan shall seek a favorable determination letter from the Internal Revenue Service with respect to the continued qualification of the LBI pension plan under Internal Revenue Code Section 401(a) upon amendment and termination. At the time of termination of the LBI pension plan, the supplemental executive retirement plan ("SERP") maintained by LBI for the benefit of certain executives shall be frozen and shall accrue no additional benefits. The present value of the accrued benefit payable to a participant under the SERP at the time the SERP is frozen shall be payable, in accordance with the SERP, in the form of a monthly single life annuity with a ten (10) year certain for the duration of the participant's life, commencing within thirty
(30) days of the participant's termination of employment with LBI or Alliance Bancorp.

     (e) Immediately prior to or after the Merger Effective Time, the pension plan maintained by HFC (the "HFC pension plan") shall be terminated. The timing of the termination of the HFC pension plan shall be determined after taking into consideration (i) the necessity of making additional contributions to said plan in order that the HFC pension plan shall have assets sufficient to satisfy its liabilities in connection with the termination and (ii) the annual limitations on contributions established under Internal Revenue Code Section 404, provided, however, that such termination shall occur no later than the last day of the transition period set forth under Internal Revenue Code Section 410(b)(6)(C)(ii).

     (f) In connection with the Merger, the employee stock ownership plans ("ESOPs") maintained by HFC and LBI shall be terminated. In connection with said ESOP terminations, a number of the unallocated shares held by each ESOP shall be sold by each ESOP, in a manner which is intended to comply with the Internal Revenue Code and ERISA, in order to provide sufficient proceeds to repay the outstanding ESOP loans (which are exempt loans under Internal Revenue Code Section 4975) and such outstanding ESOP loans shall be repaid in full as soon as reasonably practicable. Also in connection with the termination of each ESOP, each ESOP shall be amended in order to maximize the allocation of unallocated shares to the existing participants in the ESOPs in a manner consistent with the Internal Revenue Code and ERISA. It is contemplated that such amendments shall, among other things, set forth that the assets remaining in the suspense account on termination of the ESOP and repayment of the outstanding ESOP loan shall be allocated among the accounts of participants as earnings of the ESOP based on the ratio of the participant's account balance to that of all participants in the ESOP. Upon repayment of the outstanding loans and amendment and termination of the ESOPs, the HFC ESOP and the LBI ESOP shall seek from the Internal Revenue Service a favorable determination letter with respect to the continued qualification of the ESOP under Internal Revenue Code Section 401(a) on amendment and termination. In the event that the Internal Revenue Service disagrees with the characterization of the assets remaining in the suspense account as earnings of the ESOP, the Board of Directors of Alliance Bancorp may determine to continue with the termination of the ESOPs, or to reinstate the ESOPs and revoke the terminations in order to maximize the allocations to the participants and beneficiaries of each ESOP through continuing contributions to the accounts of participants and beneficiaries consistent with the requirements of the Internal Revenue Code and ERISA, provided, however, that, if necessary to comply with the Internal Revenue Code, the ESOPs' separate existence shall continue no later than the last day of the transition period set forth under Internal Revenue Code Section 410(b)(6)(C)(ii). If all allocations cannot be made under the separate ESOPs to participants and beneficiaries prior to the end of said transition period, Alliance Bancorp shall determine whether to merge the ESOPs and continue the single ESOP in existence until any remaining assets in the ESOP suspense account have been fully allocated, or to merge both ESOPs into the 401(k) Plan of Alliance Bancorp.

     (g) LBI presently maintains a post-employment medical program for the benefit of certain of its employees who have attained age 55 and have 10 years of service with LBI or an LBI Subsidiary.
LBI agrees to discontinue the availability of said post-retirement medical program for all employees or former employees who are not currently eligible for or receiving benefits under said program, except for the following: any employee who would satisfy the eligibility requirements if 5 years are added to his age or service or a combination of the two (i.e., 2 years to age and 3 years to service) will continue to be eligible for the post-retirement medical program upon termination of employment with LBI or Alliance Bancorp.

     (h) Notwithstanding anything to the contrary herein, to the extent there remains any shares reserved for issuance under any existing management recognition plans of HFC and LBI, said shares may at the discretion of the Board of Directors of the respective parties, be awarded to employees of the respective parties.

     (i)  Subject to the provisions set forth in Section 3.10(a),
(b), (c), (d), (e), (f), (g) and (h) above, HFC and LBI and its Subsidiaries shall, prior to the Company merger Effective Time, each continue to maintain their employee benefit and welfare plans and programs. From and after the Company Merger Effective Time, Alliance Bancorp and its Subsidiaries shall have the right to continue, amend, terminate or merge any of the employee benefit and welfare plans and programs of LBI and its Subsidiaries. To the extent permitted by applicable law, from and after the Company Merger Effective Time the former employees of LBI and its Subsidiaries who are continuing employees of Alliance Bancorp or its Subsidiaries (the "Continuing Employees") shall be entitled to participate in the Alliance Bancorp employee benefit and welfare plans and programs (except to the extent that coverage is provided under a continuing LBI plan or program, it being agreed and understood that there shall be no duplication of benefits) on the same basis that similarly-situated employees of Alliance Bancorp (formerly, HFC) and its Subsidiaries are entitled to participate in such plans and programs including, but not limited to tax-qualified retirement plans. For purposes of eligibility, participation and vesting in such Alliance Bancorp plans and programs, but not for purposes of benefit accrual, the Continuing Employees shall receive past service credit for their full-time employment with LBI and its Subsidiaries (including service with any entity acquired by LBI or Liberty Federal). The Continuing Employees will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the LBI medical plan immediately prior to the Company Merger Effective Time or any waiting period relating to coverage under the HFC medical plan and they will receive full credit for prior service and payment of current and past premiums, co-payments and deductibles. If, on or after the date hereof, HFC or its Subsidiaries adopts a new "employee benefit plan" within the meaning of ERISA for the benefit of its employees generally, then to the extent participants receive a credit for past service with HFC or its Subsidiaries, equivalent credit shall be given to Continuing Employees for past service with LBI or its Subsidiaries.

     (j) Notwithstanding any other provision of this Agreement, HFC agrees that LBI and its Subsidiaries may take such actions on or before the Company Merger Effective Time as are necessary or appropriate to effectuate the purposes of this Section 3.10, including but not limited to (i) the adoption and execution of agreements and amendments relating to the plans and programs referenced herein, and (ii) the adoption and execution of any amendment required by applicable law.

     (k) Immediately prior to or, upon mutual consent of the parties, after the Merger Effective Time, the executive deferred compensation plan and deferred compensation plan for directors (collectively, the "Deferred Compensation Plans") maintained by LBI shall be frozen and no further contributions shall be made to such Deferred Compensation Plans. The assets of the Deferred Compensation Plans shall continue to earn interest, at the interest rate set forth in the Deferred Compensation Plans, until paid to participants. All employer discretionary contributions under the executive deferred compensation plan shall be and become immediately 100% vested at the time that said plan is frozen. The account balances attributable to the participants in the Deferred Compensation Plans shall be amortized over a period of one hundred twenty (120) months and shall be paid in equal monthly installments over such period, commencing not later than sixty (60) days after the Merger Effective Time.


     3.11 Conforming Adjustments. The parties and their respective Subsidiaries shall cooperate in the establishment of additional accruals and reserves ("Conforming Adjustments"). These Conforming Adjustments enable both parties to conform accounting policies and practices as well as to conform their interest rate risk position. The Conforming Adjustments shall, to the extent determined by the parties, be made immediately prior to the Closing but after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement as confirmed by the parties at such time. Notwithstanding anything to the contrary contained in this Agreement, (a) no Conforming Adjustment shall be taken into account for purposes of determining contributions to qualified or non-qualified employee benefit plans and (b) no Conforming Adjustment, or any litigation or regulatory proceeding relating thereto, or any other effect on any party resulting from its compliance with this Section 3.11, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or be deemed to constitute or cause a material adverse effect or material adverse change on either party hereto or their Subsidiaries, taken as a whole.

     3.12 Fairness Opinion.   Each of HFC and LBI has received the
oral opinion of its financial advisor that the Merger is fair to its stockholders from a financial point of view, and HFC and LBI will request such financial advisor to deliver a written fairness opinion for inclusion in the Prospectus/Joint Proxy Statement.

                            ARTICLE IV

                    CONDITIONS OF THE MERGER;
                     TERMINATION OF AGREEMENT

     4.1 General Conditions. The obligations of each party to effect the Company Merger shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Company Merger Effective Time:

     (a) Stockholder Approval. The holders of a majority of the outstanding shares of HFC and LBI Common Stock shall have approved this Agreement and the Company Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

     (b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

     (c) Governmental Approvals. To the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the FTC, the DOJ, the SEC and any state securities authorities, shall have been obtained or made, and any waiting periods shall have expired in connection with the consummation of the Merger, provided however that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on Alliance Bancorp as the Surviving Corporation as contemplated by the parties. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

     (d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the SEC) and, if the offer and sale of the Surviving Corporation Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

     (e) Federal Tax Opinion. Each party shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. ("LLGP&S"), dated as of the Company Merger Effective Time, to the effect that for federal income tax purposes:

          (i) The Company Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code.

          (ii) No gain or loss will be recognized by HFC, Hinsdale Federal Bank, LBI or Liberty Federal by reason of the Company
Merger or the Bank Merger.

          (iii) No gain or loss will be recognized by any stockholder of LBI upon the exchange of LBI Common Stock solely for Alliance Bancorp Common Stock in the Company Merger.

          (iv) The basis of the Alliance Bancorp Common Stock received by each stockholder of LBI who exchanges LBI Common Stock for Alliance Bancorp Common Stock in the Company Merger will be the same as the basis of the LBI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Surviving Corporation Common Stock).

          (v) The holding period of the Alliance Bancorp Common Stock received by a stockholder of LBI in the Company Merger will include the holding period of the LBI Common Stock surrendered in exchange therefore, provided that such shares of LBI Common Stock were held as a capital asset by such stockholders at the Company Merger Effective Time.

          (vi) Cash received by a LBI shareholder in lieu of a fractional share interest of Alliance Bancorp Common Stock as part of the Company Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Alliance Bancorp Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the LBI stock was a capital asset in such stockholder's hands at the Company Merger Effective Time).

     (f) Third Party Consents. All consents or approvals of all persons (other than the Governmental Approvals referenced in Section 4.1 (c) herein) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Alliance Bancorp as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree.

     (g) Listing. The shares of Alliance Bancorp Common Stock to be issued in the Company Merger shall have been approved for listing on the National Association of Securities Dealers Automated Quotation National Market ("Nasdaq National Market"), subject to official notice of issuance.

     (h) Employment Arrangements. There shall exist no impediment or restriction upon the ability of Alliance Bancorp and Liberty Federal Bank to implement the arrangements and agreements as to employee benefit matters that are contemplated by Section 3.10 hereof.

     4.2 Conditions to Obligations of HFC. The obligations of HFC to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by HFC of the following additional conditions before the Company Merger Effective Time:

     (a) Opinion of Counsel for LBI. HFC shall have received the opinions of Rock, Fusco, Reynolds, Crowe & Garvey, Ltd., counsel to LBI, dated the date of the Closing, substantially in the form set forth in Exhibit 4.2 hereof.

     (b) Accountants' Letter. HFC shall have received from LBI's independent auditors the letters referred to in Section 3.5 hereof.

     (c) No Material Adverse Effect. Between the date of this Agreement and the Closing, LBI shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on LBI and its Subsidiaries, taken as a whole.

     (d) Representations and Warranties to be True, Fulfillment of Covenants and Conditions. (i) The representations and warranties of LBI and its subsidiaries shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); (ii) LBI and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) LBI shall have delivered to HFC a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

     (e) No Litigation. Neither LBI nor any LBI Subsidiary shall be subject to any pending litigation which, if determined adversely to LBI or any LBI Subsidiary, would have a material adverse effect on LBI and its Subsidiaries, taken as a whole.

     4.3 Conditions to Obligations of LBI. The obligations of LBI to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by LBI of the following additional conditions before the Company Merger Effective Time:

     (a) Opinion of Counsel for HFC. LBI shall have received the opinions of counsel of Gomberg, Sharfman, Gold & Ostler, P.C., counsel to HFC, dated the date of the Closing, substantially in the form set forth in Exhibit 4.3 hereto.

     (b) Accountant's Letter. LBI shall have received from HFC's independent auditors the letters referred to in Section 3.5 hereof.

     (c) No Material Adverse Effect. Between the date of this Agreement and Closing, HFC shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on HFC and its Subsidiaries, taken as a whole.

     (d) Representations and Warranties to be True, Fulfilment of Covenants and Conditions. (i) The representations and warranties of HFC and its Subsidiaries shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); (ii) HFC and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) HFC shall have delivered to LBI a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

     (e) Surviving Corporation Common Stock. A certificate for the required number of whole shares of Alliance Bancorp Common Stock, as determined pursuant to Section 1.3 herein, and cash for fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

     (f) No Litigation. Neither HFC nor any HFC Subsidiary shall be subject to any pending litigation which, if determined adversely to HFC or any HFC Subsidiary, would have a material adverse effect on HFC and its HFC Subsidiaries, taken as a whole.

     4.4 Termination of Agreement and Abandonment of Merger. This Agreement, the Company Merger Agreement and the Bank Merger
Agreement may be terminated at any time before the Company Merger
Effective Time, whether before or after approval thereof by the stockholders of HFC or LBI, as provided below:

     (a) Mutual Consent. By mutual consent of the parties, evidenced by their written agreement.

     (b) Closing Delay. At the election of either party, evidenced by written notice, if (i) the Closing shall not have occurred on or before June 30, 1997, or such later date as shall have been agreed to in writing by the parties, provided however that the right to terminate under this Section 4.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (ii) any approval or authorization of any governmental entity, the lack of which would result in the failure to satisfy the closing condition set forth in
Section 4.1(c) hereof, shall have been denied by such governmental entity, or such governmental entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition or a restriction of a type referred to in the proviso to Section 4.1(c) with respect to, such approval or authorization, or (iii) the approval of the stockholders of HFC or LBI referred to in Section 4.1(a) shall not have been obtained at the meeting of stockholders held to approve the Merger, provided that the electing party is not then in breach of its obligations under Section 3.4 hereof.

     (c) Conditions to HFC Performance Not Met. By HFC upon delivery of written notice of termination to LBI if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of HFC to effect the Merger set forth in Sections 4.1 and 4.2 and noncompliance is not waived in writing by HFC.

     (d) Conditions to LBI Performance Not Met. By LBI upon delivery of written notice of termination to HFC if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of LBI to effect the Merger set forth in Sections 4.1 and 4.3 and noncompliance is not waived in writing by LBI.

     (e) Breach. By either HFC or LBI if there has been a material breach of the other party's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given to such breaching party and which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days of receipt of such notice or (ii) 5 days prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party and its Subsidiaries, taken as a whole, or upon consummation of the transactions contemplated by this Agreement.

     (f) HFC Election. By HFC if (i) the Board of Directors of LBI shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or shall have withdrawn, modified or changed in a manner adverse to HFC its approval or recommendation of this Agreement,
(ii) the Board of Directors of LBI shall have authorized LBI to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of HFC shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section
3.4 herein.

     (g) LBI Election. By LBI if (i) the Board of Directors of HFC shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or withdrawn, modified or changed in a manner adverse to LBI its approval or recommendation of this Agreement, (ii) the Board of Directors of HFC shall have authorized HFC to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of LBI shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 herein.


                            ARTICLE V

         TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     5.1 Termination, Lack of Survival of Representations and Warranties. In the event of the termination and abandonment of this Agreement pursuant to Section 4.4 hereof, this Agreement shall become void and have no effect, except (i) the provisions of Sections 2.7 (No Broker's or Finder's Fees), 3.6 (Publicity), 5.2 (Payment of Expenses) and 7.2 (Confidentiality) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 4.4(c), 4.4(d) or 4.4(e) of this Agreement shall not relieve the breaching party from liability for any uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

     The representations, warranties and agreements set forth in this Agreement shall not survive the Company Merger Effective Time and shall be terminated and extinguished at the Company Merger Effective Time, and from and after the Company Merger Effective Time no party shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, provided however that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Company Merger Effective Time by Alliance Bancorp or the Surviving Institution in the Bank Merger or otherwise and (ii) shall not relieve any party or person for liability for fraud, deception or intentional misrepresentation.

     5.2 Payment of Expenses. Each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that the costs of printing and mailing the Prospectus/Joint Proxy Statement shall be shared equally by the parties.



                            ARTICLE VI

                  CERTAIN POST-MERGER AGREEMENTS

     6.1 Registration of Stock Underlying Stock Options. In order to permit the exercise of options to purchase Alliance Bancorp Common Stock which were originally granted under the LBI Option Plans and are to be substituted and assumed by Alliance Bancorp as the surviving corporation under the provisions of Section 1.8 hereof, at and after the Company Merger Effective Time Alliance Bancorp shall take all such actions as may be necessary or appropriate in order to carry out fully the provisions of Section
1.8 hereof.

     6.2 Reports to the SEC. Alliance Bancorp as the Surviving Corporation shall continue to file all reports and data with the SEC necessary to permit stockholders of HFC and LBI who may be deemed affiliates of HFC or LBI within the meaning of Rule 145 under the Securities Act to sell the Surviving Corporation Common Stock held or received by them in connection with the Merger pursuant to Rules 144 and 145 under such Act if they would otherwise be so entitled. After the Company Merger Effective Time, Alliance Bancorp will file with the SEC all reports, statements and other materials required by the federal securities laws on a timely basis.

     6.3 Indemnification. (a) From and after the Company Merger Effective Time, Alliance Bancorp as the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Company Merger Effective Time, an officer, director or employee of either HFC or LBI or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Alliance Bancorp as the surviving corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either HFC or LBI or any of their respective Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring on or before the Company Merger Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Company Merger Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable Delaware or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time and under HFC's or LBI's governing corporation documents (as the case may be)(including the right to an advancement of expenses), and Alliance Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable Delaware or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time or as set forth in HFC's and LBI's corporate documents upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.3(a), upon learning of any Claim, shall notify Alliance Bancorp as the Surviving Corporation (but the failure so to notify Alliance Bancorp as the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.3(a) except to the extent such failure materially prejudices Alliance Bancorp) and shall deliver to Alliance Bancorp as the Surviving Corporation the undertaking, if any, required by applicable law. Alliance Bancorp as the Surviving Corporation shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in HFC's or LBI's governing corporation documents (as the case may be), as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Company Merger Effective Time (including, without limitation, the transactions contemplated hereby), shall survive the Company Merger.

     (b) From and after the Company Merger Effective Time, the directors, officers and employees of HFC and LBI hereto or any of their respective Subsidiaries who become directors, officers or employees of Alliance Bancorp as the Surviving Corporation or any of its Subsidiaries, as set forth in paragraph (a) of this Section 6.3, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of Alliance Bancorp as the surviving corporation and its Subsidiaries are entitled under the provisions of the governing corporation documents of Alliance Bancorp as the surviving corporation and its Subsidiaries, as in effect from time to time after the Company Merger Effective Time, as applicable, and provisions of applicable Delaware and federal law as in effect from time to time after the Company Merger Effective Time.

     (c) For a period of three years from and after the Company Merger Effective Time, Alliance Bancorp shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by LBI and the LBI Subsidiaries (provided that Alliance Bancorp may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or in the event such coverage is provided through Alliance Bancorp's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Alliance Bancorp's coverage) with respect to claims arising from facts or events which occurred before the Company Merger Effective Time. Following consummation of the Merger, the directors and officers of the Surviving Corporation shall be covered by the directors' and officers' liability insurance maintained by Alliance Bancorp as the surviving corporation.

     (d) The obligations of Alliance Bancorp provided under paragraphs (a) (b) and (c) of this Section 6.3 are intended to be enforceable against Alliance Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Alliance Bancorp as the surviving corporation.

     6.4  Directors, Executive Officers and Committees of Surviving
Corporation.

     (a) At the Company Merger Effective Time, the Board of Directors of Alliance Bancorp as the surviving corporation shall be fixed at 14 directors (the "Initial Directors"), seven of whom shall be selected by the Board of Directors of HFC and seven of whom shall be selected by the Board of Directors of LBI, in each case prior to the Company Merger Effective Time. The persons who shall be the initial directors of the Surviving Corporation are as follows: Messrs. Fredric G. Novy (Chairman of the Board), Kenne
P. Bristol, Edward J. Burns, H. Verne Loeppert, William C. O'Donnell, Whit G. Hughes, Dr. David D. Mill, Vernon B. Thomas, Jr., Howard R. Jones, William R. Rybak, Donald E. Sveen, Russell
F. Stephens, Jr., Howard A. Davis, and one additional person to be appointed by HFC. As soon as practicable, HFC and LBI shall agree as to the class and term for each of the persons so selected as a director (it being the intention that to the greatest extent practicable, the HFC and LBI directors shall serve in equal number in each of the three classes of directors). HFC and its Board of Directors shall take all necessary corporate action prior to the Company Merger Effective Time to effectuate this agreement of the parties including the election of the designated persons as directors of Alliance Bancorp as the surviving corporation, effective at the Company Merger Effective Time, for the agreed upon classes and terms.

     (b) It is the intention of the parties that the fees and benefits to be received by the directors of Alliance Bancorp as the surviving corporation shall be as set forth in Schedule 6.4.

     (c) The Executive Officers of Alliance Bancorp following the Company Merger Effective Time shall be: Fredric G. Novy -- Chairman of the Board: Kenne P. Bristol -- President and Chief Executive Officer, and such other officers as determined by the Board of Directors.

     (d) Initially the Board of Directors of Alliance Bancorp shall have a nine person Executive Committee and such other committees as the Board shall establish in accordance with Section 141 of the DGCL, Alliance Bancorp's Certificate of Incorporation and the Bylaws. The nine members of the Executive Committee shall be Messrs. William R. Rybak (who shall be the Chairman of the Executive Committee), Edward J. Burns (who shall be Vice Chairman of the Executive Committee), Kenne P. Bristol, Donald E. Sveen, Fredric G. Novy, H. Verne Loeppert, William C. O'Donnell, Russell
F. Stephens, Jr. and one additional person as determined by HFC. The Executive Committee shall not have such power or authority as is specifically excluded to it pursuant to Section 141 of the DGCL. The Executive Committee shall act by majority vote to carry out the policies, plans, practices and directions previously approved by the Board of Directors (or those approved by the members of the Executive Committee) and to otherwise enable Alliance Bancorp, as the surviving corporation, to conduct its business in the normal and regular course consistent with Alliance Bancorp's then current policies, plans, practices and directions. Prior to the Company Merger Effective Time, HFC and LBI shall reasonably agree as to the initial members of each other committee of the Board of Directors of Alliance Bancorp as the Surviving Corporation.

     (e) Those provisions of this Section 6.4 intended to survive the Company Merger Effective Time shall survive the Company Merger Effective Time and remain in effect until the third anniversary thereof, terminating thereafter.


     6.5  Directors and Executive Officers of Liberty Federal Bank.

     (a) Subject to OTS approval if necessary, at the Bank Merger Effective Time, the Board of Directors of Liberty Federal Bank shall be fixed at nine persons, consisting of nine members who shall initially be Messrs. Fredric G. Novy (Chairman of the Board), Kenne P. Bristol, Edward J. Burns, Joseph W. Stachnik, William R. Rybak, Donald E. Sveen, Vernon B. Thomas, Jr., Dr. David D. Mill and one additional person designated by Hinsdale Federal Bank.
Each such Initial Director shall serve as a director of Liberty Federal Bank subsequent to the Bank Merger Effective Time during the same period each serves as a director of Alliance Bancorp. Hinsdale Federal Bank and its Board of Directors shall take all necessary corporate action prior to the Bank Merger Effective Time to effectuate the election of the designated persons as directors of the Surviving Institution in the Bank Merger, effective at the Bank Merger Effective Time, for the agreed upon classes and terms.

     (b) The fees and benefits to be received by the directors of the Surviving Institution following the Bank Merger Effective Time shall be as set forth in Disclosure Schedule 6.4.

     (c) The Executive Officers of the Surviving Institution following the Bank Merger Effective Time shall be: Fredric G. Novy
- -- Chairman of the Board; Kenne P. Bristol -- President and Chief Executive Officer and such other officers as determined by the Board of Directors of Liberty Federal Bank.

     (d) Those provisions of this Section 6.5 intended to survive the Company Merger Effective Time shall survive the Bank Merger
Effective Time and remain in effect until the third anniversary thereof.


                           ARTICLE VII
                             GENERAL

     7.1 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any stockholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the stockholders of either party hereto, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Section 1.3 herein without their approval.

     7.2 Confidentiality. All information disclosed by any party to any other party, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to Section 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, all in accordance with the terms of the existing confidentiality agreement between the parties (the "Confidentiality Agreement"). In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirement set forth above.

     7.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     7.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, as follows:


          If to Hinsdale Financial Corporation, to

                         One Grant Square
                         Hinsdale, Illinois  60522
                         Attention:     Mr. Kenne P. Bristol
                              President and Chief Executive Officer

     with a copy to:     Luse Lehman Gorman Pomerenk & Schick, PC
                         5335 Wisconsin Avenue, NW
                         Washington, D.C. 20015
                         Attention:     John J. Gorman, Esq.
                                        Alan Schick, Esq.
               And
                         Gomberg, Sharfman, Gold & Ostler, P.C.
                         208 S. LaSalle
                         Suite 1200
                         Chicago, Illinois 60604
                         Attention:     Robert J. Sharfman, Esq.

     If to Liberty Bancorp, Inc., to

                         Liberty Bancorp, Inc.
                         5700 N. Lincoln Avenue
                         Chicago, Illinois  60659
                         Attention:     Mr. Fredric G. Novy
                              President and Chief Executive Officer

     with a copy to:     Rock, Fusco, Reynolds, Crowe
                           & Garvey, Ltd.
                         350 North LaSalle
                         Suite 9900
                         Chicago, Illinois 60610
                         Attention:     Daniel R. Fusco, Esq.

or such other address as shall be furnished in writing by either party to the other, and any such notice or communication shall be deemed to have been given three business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received by the addressee.

     7.5 No Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as contemplated hereby.

     7.6  Headings.  The descriptive headings of the several
Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

     7.8 Construction and Interpretation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     7.9 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 7.1, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Merger, except that the Confidentiality Agreement shall remain in full force and effect as contemplated in Section 7.2 herein and except with respect to the applicable Stock Option Agreement.

     7.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     7.11 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person (other than the parties hereto and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except for Sections 1.8, 3.10, 6.1, 6.3, 6.4, 6.5 and 6.7.

     7.12 No Employment Solicitation. If this Agreement is terminated, the parties hereto agree that, for a period of two years subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and (ii) none of the parties will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 7.2 herein.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date set forth above.


HINSDALE FINANCIAL CORPORATION     LIBERTY BANCORP, INC.




By: (s) Kenne P. Bristol           By: (s) Fredric G. Novy
     Kenne P. Bristol                  Fredric G. Novy
     President and Chief               President and Chief
      Executive Officer                Executive Officer

                                                        EXHIBIT B
                      STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated August 2, 1996, between Hinsdale Financial Corporation, a Delaware corporation ("Issuer") and
Liberty Bancorp, Inc., a Delaware corporation ("Grantee").

                       W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated August 2, 1996 (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE. in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a)    Issuer hereby grants to Grantee an unconditional,
irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 535,340 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $23.25 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $23.25 per share, such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a)    The holder or holders of the Option (including
Grantee or any subsequent transferee(s)) (the "Holder") may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Company Merger Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event.

     (b) The term Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act")) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

          (ii) (A) Any person other than Grantee, or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which only Excluded Persons are members, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to (A) engage in an Acquisition Transaction or (B) commence a tender or exchange offer the consummation of which would result in such person acquiring beneficial ownership of securities representing 25% or more of Issuer's voting power;

          (iv) The Board of Directors of Issuer shall have failed to recommend to its stockholders the adoption of the Merger
     Agreement or shall have withdrawn, modified or changed its recommendation in a manner adverse to Grantee;

          (v) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement pursuant to
     Section 4.4(e) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person other than an Excluded Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of subsection (b) of this
     Section 2.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f)  At each closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor. "

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 ("1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer (including any successor thereto) shall, at the request of the Holder delivered at the time of and together with a written notice of exercise in accordance with Section 2(e) hereof (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by the Holder. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. The Holder shall have the right to demand not more than two such registrations under this Agreement and all other agreements, for which this agreement may be exchanged pursuant to Section 4 hereof; provided, however, that Issuer shall be required to bear the expenses related only to the first such registration, and the Holder shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by the Holder for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this
Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. (a)    In the event that prior to an Exercise Termination
Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power with respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

          (3) "Assigned Value" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Common Stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by
(ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8. The 180-day period for exercise of certain rights under Sections 2 and 6 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     9. Repurchase at the Option of Holder. (a) At the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 9(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder
(i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Option Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                         (ii) the excess, if any, of (x) the
Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Sections 1 and 5), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

                        (iii) the excess, if any, of the Applicable
Price over the Option Price (subject to adjustment pursuant to Sections 1 and 5) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

                         (b)  If Holder exercises its rights under
this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any federal or state regulatory authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 9, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any federal or state regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 9, Issuer shall promptly give notice of such fact to Holder. If any federal or state regulatory authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such regulatory authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 9(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Option pursuant to Section 2(a).

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 9(d)(i), (ii) the price per share of Common Stock received by holders of Common Stock in connection with any merger or other business combination transaction described in
Section 7(a)(i), 7(a)(ii) or 7(a)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market System (or if Issuer Common Stock is not quoted on the Nasdaq National Market System, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(a)(i), 7(a)(ii) or 7(a)(iii) shall be consummated.


     10. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all necessary action to exempt this Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws restricting or limiting stock ownership or the voting rights of stockholders.

     (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in
(i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

     11.  Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has full corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     14. Notwithstanding anything to the contrary herein, in the event that the Holder or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Merger Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder and any person that is the beneficial owner of 20% or more of the voting power of the Holder.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. Notwithstanding anything to the contrary contained herein or in the Merger Agreement, in the event a Subsequent Triggering Event shall occur prior to an Exercise Termination Event, Issuer shall pay to Grantee upon demand the amount of the expenses incurred by Grantee in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

     21. Except as otherwise expressly provided herein, or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and, as permitted herein, assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger
Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers, all as of the date first above written.




                              LIBERTY BANCORP, INC.



                              BY:  (s) Fredric G. Novy
                                   Fredric G. Novy
                                   President and Chief Executive
                                   Officer



                              HINSDALE FINANCIAL CORPORATION



                              BY:  (s) Kenne P. Bristol
                                   Kenne P. Bristol
                                   President and Chief Executive
                                   Officer